Exhibit 99.1

PRESS RELEASE

For more information, contact:

Hooker Furniture Corporation

Paul B. Toms Jr.

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President — Marketing Communications

Phone: (336) 454-7088

For immediate release: January 11, 2006

Hooker Furniture Reports Reduced 2005 Sales and Earnings

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-CM: HOFT) today reported net sales of $341.0 million for the year ended November 30, 2005, a 1.4% decline from record net sales of $345.9 million in 2004. Net income for 2005 of $11.8 million or $1.00 per share, declined 35.0% compared to 2004 net income of $18.2 million or $1.56 per share. For the fourth quarter of 2005, net sales of $89.4 million declined 2.8% from record net sales of $91.9 million in the 2004 fourth quarter. Fourth quarter 2005 net income of $3.4 million or $0.28 per share, declined 38.4% from $5.4 million or $0.46 per share in the prior year period.

“We are not pleased with our recent sales and earnings, and are taking steps to improve both. We have identified targets for improvement in our product line-up, inventory requirements and vendor performance with the purpose of improving product flow, reducing inventory item count, enhancing systems, stimulating sales and reducing costs,” said Paul B. Toms Jr., chairman and chief executive officer. “Additionally, several factors have taken a toll on our financial performance, including an environment of unprecedented change in our industry, steady declines in consumer confidence in the early fall, weak demand for our domestically produced furniture and 2005 restructuring charges of $5.3 million ($3.3 million or $0.28 per share after-tax) principally related to the closing of our Pleasant Garden, N.C. plant this fall,” Toms said.

“As our mix of imported products has grown to nearly 62% of total revenues from about 31% just four years ago in 2001, we have been challenged by the increased complexity of flowing products from a broad network of factories in the Pacific Rim, Central America and Mexico,” he added. “To address this increasingly complex supply chain network, in 2005 we established a new department of Supply Chain Management, and activated comprehensive logistics software and distribution systems. While these and other measures will continue to be implemented through 2006, we expect to be better positioned to realize improvements in the timely flow of products and information, inventory management and vendor management this year and beyond,” he said.

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During 2005, Hooker experienced sales gains in two major product lines. Bradington-Young upholstered leather furniture achieved record annual sales of $62.5 million, an increase of $5.0 million or 8.6%, from $57.5 million in 2004. In addition, annual net sales of Hooker’s imported wood and metal furniture increased $16.3 million or 8.8%, to $201.7 million from $185.4 million in 2004. These sales gains were more than offset by a decline in shipments of the Company’s domestically produced wood furniture of $26.2 million or 25.5%, to $76.8 million in 2005 from $103.0 million in the prior year, resulting in an overall sales decrease for wood and metal furniture of 3.4% or $9.9 million, to $278.5 million in 2005 from $288.4 million in 2004.

Operating income for 2005 declined by $11.1 million or 35.4%, to $20.1 million from $31.2 million in the prior year. Operating income fell as a result of:

•	a $4.9 million or 1.4% decline in net sales;

•	a 1.0% decline in gross margin as a percentage of net sales principally as a result of an overcapacity in the Company’s domestic wood facilities, as well as lower average selling prices and higher discounting for domestic wood furniture. Gross profit increased to record levels in 2005 for imported wood and metal furniture, reflecting record sales levels under the Company’s Container Direct Program; however, this increase was more than offset by declining gross profit for domestically produced wood furniture;

•	a $2.8 million or 4.4% increase in selling and administrative expenses principally in distribution and marketing expenses in support of growing import shipments and new furniture collections; and

•	a $3.7 million increase in restructuring charges.

During the just-completed fourth quarter, sales of Hooker’s imported wood and metal furniture increased 10.9% or $5.7 million, to $58.1 million from $52.4 million in the 2004 fourth quarter. These sales gains were more than offset by a decline in shipments of the Company’s domestically produced wood furniture of $6.2 million or 26.4%, to $17.3 million in the 2005 fourth quarter from $23.5 million in the prior year period. Overall, net sales of Hooker’s wood and metal furniture decreased $504,000 or 0.7%, to $75.4 million in the 2005 quarterly period compared to sales of $75.9 million in the 2004 fourth quarter. Also in the fourth quarter, net sales of Bradington-Young upholstered leather furniture declined $2.0 million or 12.6%, to $14.0 million from 2004 fourth quarter sales of $16.0 million.

Operating income for the 2005 fourth quarter declined by $4.0 million or 42.4%, to $5.6 million from $9.6 million in the prior year period. Operating income fell as a result of a $2.5 million or 2.8% decline in net sales, a 1.4% decline in gross margin as a percentage of net sales, a $1.5 million or 8.9% increase in selling and administrative expenses, and a $580,000 increase in restructuring charges compared to the 2004 fourth quarter. The restructuring charge in the 2005 fourth quarter consisted of $211,000 in expenses principally incurred to prepare the Pleasant Garden real property for sale, whereas in the 2004 fourth quarter, the Company recorded a $369,000 restructuring credit.

“With the 2005 closing of the Pleasant Garden facility, Hooker’s domestic manufacturing capacity is now better aligned with demand. The Company anticipates operating its two remaining wood factories in Roanoke and Martinsville, Va. on normal weekly work schedules, which should improve operating efficiency,” Toms said.

Hooker Furniture continues to maintain a strong balance sheet and cash flow. Cash increased by $7.2 million or 77.3%, to $16.4 million at year-end 2005 from $9.2 million in the prior year, while long-term debt decreased by $9.9 million or 42.6%, to $13.3 million at year-end 2005 from $23.2 million in the prior year, including final payments made during 2005 on industrial revenue bonds and a term loan.

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On January 11, 2006, the Board of Directors declared a dividend of $0.07 per share, payable on February 28, 2006 to shareholders of record February 14, 2006.

“We are making progress in addressing the challenges before us, and continue to have an optimistic long term outlook for Hooker Furniture. We finished the year with Bradington-Young and imported wood and metal furniture each achieving record sales performance in 2005, and we’re encouraged by our double-digit (10.9%) sales increase of imported wood and metal furniture in the 2005 fourth quarter.” While Hooker expects first quarter sales to be 3-7% less than the strong first quarter of 2005, the Company experienced a slight improvement in incoming order rates in the late fall and early winter. That development, along with improved consumer confidence, gives Hooker a cautiously optimistic outlook for the remainder of 2006.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom and youth bedroom, bath furnishings, accent, occasional, game table and motion and stationary leather and fabric upholstered furniture. With approximately 1,400 employees, the Company operates five manufacturing plants, one supply plant, six distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and a warehouse located in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $16.85 per share on January 11, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements reflect the Company’s reasonable judgment with respect to future events and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: domestic and international competition in the furniture industry and growing price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change, and risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply and transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2005	2004	2005	2004
Net sales	$89,394	$91,923	$341,016	$345,944
Cost of sales	64,939	65,484	250,158	250,467

Gross profit	24,455	26,439	90,858	95,477
Selling and administrative expenses	18,694	17,170	65,478	62,707
Restructuring charges (credit) (a) (b)	211	(369)	5,250	1,604

Operating income	5,550	9,638	20,130	31,166
Other income (expense), net	138	132	563	627

Income before interest and income taxes	5,688	9,770	20,693	31,793
Interest expense	200	419	1,209	1,869

Income before income taxes	5,488	9,351	19,484	29,924
Income taxes	2,134	3,904	7,657	11,720

Net income	$3,354	$5,447	$11,827	$18,204

Earnings per share:
Basic and diluted	$0.28	$0.46	$1.00	$1.56

Weighted average shares outstanding	11,839	11,723	11,795	11,669

(a)	In 2005, the Company recorded a $5.3 million pretax ($3.3 million after tax or $0.28 per share) restructuring and related asset impairment charge principally related to the October 2005 closing of the Company’s Pleasant Garden, N.C. wood furniture manufacturing facility. In the 2005 fourth quarter, the Company recorded a $211,000 pretax ($131,000 after tax or $0.01 per share) restructuring charge principally consisting of expenses incurred to prepare the Pleasant Garden real property for sale.
(b)	In 2004, the Company recorded a $1.6 million pretax ($1.0 million after tax or $0.09 per share) restructuring and related asset impairment charge principally related to the October 2004 closing of the Company’s Maiden, N.C. wood furniture manufacturing facility. In the 2004 fourth quarter, in connection with the Maiden plant shutdown, the Company recorded a $369,000 pretax ($229,000 after tax or $0.02 per share) restructuring credit consisting of a $599,000 reduction in the asset impairment charge recorded in the 2004 third quarter, partially offset by costs of $230,000 incurred to prepare the real property for sale.

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2005	November 30, 2004
Assets
Current assets
Cash and cash equivalents	$16,365	$9,230
Trade accounts receivable, less allowance for doubtful accounts of $1,352 and $1,341 on each respective date	43,189	40,960
Inventories	67,397	69,735
Prepaid expenses and other current assets	4,333	3,540
Assets held for sale	1,656	5,376

Total current assets	132,940	128,841
Property, plant and equipment, net	37,006	44,142
Goodwill	2,396	2,396
Intangible assets	4,590	4,765
Cash surrender value of life insurance policies	9,880	8,474
Other assets	406	300

Total assets	$187,218	$188,918

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$12,832	$14,930
Accrued salaries, wages and benefits	6,136	7,090
Other accrued expenses	2,628	3,011
Current maturities of long-term debt	2,283	6,671

Total current liabilities	23,879	31,702
Long-term debt, excluding current maturities	11,012	16,495
Deferred compensation	3,516	2,775
Other long-term liabilities	857	1,361

Total liabilities	39,264	52,333
Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,425 and 14,475 shares issued and outstanding on each respective date	9,516	7,385
Unearned ESOP shares, 2,538 and 2,708 shares on each respective date	(15,861)	(16,927)
Retained earnings	154,525	146,886
Accumulated other comprehensive loss	(226)	(759)

Total shareholders’ equity	147,954	136,585

Total liabilities and shareholders’ equity	$187,218	$188,918

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TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	November 30, 2005	November 30, 2004
Cash flows from operating activities
Cash received from customers	$339,192	$342,969
Cash paid to suppliers and employees	(309,108)	(322,350)
Income taxes paid, net	(9,614)	(11,981)
Interest paid, net	(846)	(1,189)

Net cash provided by operating activities	19,624	7,449

Cash flows from investing activities
Purchase of property, plant and equipment	(3,590)	(3,702)
Proceeds received on notes issued for the sale of property	18	900
Proceeds from the sale of property	5,208	181

Net cash provided by (used in) investing activities	1,636	(2,621)

Cash flows from financing activities
Proceeds from long-term debt		2,000
Payments on long-term debt	(9,871)	(9,671)
Payment to terminate interest rate swap agreement	(38)
Cash dividends paid	(3,286)	(2,786)
Repurchase of common stock	(930)

Net cash used in financing activities	(14,125)	(10,457)

Net increase (decrease) in cash and cash equivalents	7,135	(5,629)
Cash and cash equivalents at beginning of year	9,230	14,859

Cash and cash equivalents at end of year	$16,365	$9,230

Reconciliation of net income to net cash provided by operating activities:
Net income	$11,827	$18,204
Depreciation and amortization	6,296	7,422
Non-cash ESOP cost	3,225	3,784
Restructuring and related asset impairment charges	5,250	1,604
Gain on disposal of property	(10)	(27)
Provision for doubtful accounts	569	1,255
Deferred income taxes	(1,479)	41
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivables	(2,798)	(4,614)
Inventories	2,313	(27,333)
Prepaid expenses and other assets	(2,317)	(720)
Trade accounts payable	(2,098)	7,985
Accrued salaries, wages and benefits	(2,576)	647
Accrued income taxes		(308)
Other accrued expenses	478	1,103
Other long-term liabilities	944	(1,594)

Net cash provided by operating activities	$19,624	$7,449